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                                                                      EXHIBIT 99

[LOGO]                                         FOR IMMEDIATE RELEASE
                                               CONTACT:  CONWAY G. IVY
                                               SENIOR VICE PRESIDENT, CORPORATE
                                               PLANNING AND DEVELOPMENT
                                               216-566-2102

                                      NEWS:
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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140


CLEVELAND, OHIO, February 5, 2004 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the fourth quarter and year ended December 31, 2003. Consolidated net sales increased 11.1 percent in the fourth quarter to $1.28 billion from $1.16 billion in last year's fourth quarter and increased 4.3 percent in 2003 to $5.41 billion from $5.18 billion in 2002. Net income increased 24.1 percent in the fourth quarter to $70.8 million from $57.1 million last year. For the 2003 year, income before cumulative effect of change in accounting principle increased 6.9 percent to $332.1 million from $310.7 million last year. Income before cumulative effect of change in accounting principle was negatively impacted by a reduction in the net pension credit of $13.3 million ($20.9 million before income taxes) for the year 2003 compared to 2002. Diluted net income per common share increased 26.3 percent in the fourth quarter to $.48 per share from $.38 per share in 2002 and increased 10.8 percent to $2.26 per share for the year from $2.04 per share a year ago, before the cumulative effect of change in accounting principle. In the first quarter of 2002, the Company recorded an after-tax transitional impairment charge of $183.1 million, or $1.21 per share, as a cumulative effect of change in accounting principle for indefinite-lived intangible assets and goodwill. Net income, after cumulative effect of change in accounting principle, for the year 2002 was $127.6 million or $.84 per common share.

         Strong domestic architectural paint sales, an increasingly favorable do-it-yourself (DIY) market and improving commercial architectural, industrial maintenance and product finishes sales were principally responsible for the sales gains in the fourth quarter. For the year, strong domestic architectural paint sales and a favorable DIY market that continued to gain momentum throughout the year helped to offset soft domestic commercial architectural, industrial maintenance and product finishes markets that struggled through the first three quarters of the year with some improvement in the last quarter of 2003. Our domestic automotive refinish business was sluggish all year long and could not maintain sales at last year's levels. Internationally, weak economic conditions in most South American countries and unfavorable foreign currency exchange rates that existed in the first half of the year improved during the last half of the year. During the fourth quarter, operating profit gains were primarily attributable to manufacturing volume gains and tight selling, general and administrative expense control. For the full year, increased gross margins from manufacturing volume gains and other operational efficiencies more than offset an increase in selling, general and administrative expenses resulting from the Company's continuing investments in store growth, investment in the Asia/Pacific market and a reduction in the net pension credit.

         Net sales in the Paint Stores Segment increased 9.7 percent in the fourth quarter to $829.8 million and 5.1 percent for the year to $3.5 billion. Sales from stores opened more than twelve calendar months increased



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8.6 percent in the fourth quarter and 4.0 percent for the year. The increased sales in the fourth quarter were due primarily to strong domestic architectural paint sales to contractors and DIY customers and strengthening industrial maintenance and product finishes sales. For the year, weak sales in the industrial maintenance and product finishes categories during the first nine months partially offset the architectural paint sales gains. The Segment's operating profit increased 15.7 percent during the quarter to $109.8 million. The operating profit increase was due primarily to higher sales volume and improved gross margins as a result of a favorable product sales mix partially offset by continued margin pressure of product finishes products and the investment in the Asia/Pacific market. Operating profit for this Segment increased 1.2 percent for the year to $403.4 million. Operating profit for the year was adversely affected by a reduction in the net pension credit, continuing increases in health care costs, the Segment's continuing investment in the Asia/Pacific market, incremental expenses associated with new stores and increased utility costs earlier in the year.

         Net sales for the Consumer Segment increased 6.2 percent to $248.6 million in the fourth quarter of 2003 and 1.0 percent to $1.19 billion for the year compared to the same periods last year. Sales for the Consumer Segment in the fourth quarter and throughout the year have increasingly benefited from the improving DIY market resulting in stronger architectural sales at some of this Segment's largest retailers and increased sales of aerosol and wood care products. Operating profit of this Segment increased 31.5 percent in the quarter to $30.1 million and 3.3 percent to $199.0 million for the year compared to the comparable periods last year. The operating profit improvements for the quarter and year resulted primarily from higher sales levels, tight expense control and manufacturing efficiencies relating to the sales volume increase despite a reduction in the net pension credit.

         Net sales in the International Coatings Segment improved $31.3 million or 52.8 percent in the fourth quarter to $90.4 million and $41.0 million or 16.8 percent for the year to $285.3 million compared to a year ago. During the fourth quarter, a Brazilian subsidiary changed their fiscal year to a calendar year basis, adding an additional month to the quarter's results. Sales results for the fourth quarter were also increased by favorable currency exchange fluctuations while sales results for the year were negatively impacted by unfavorable currency exchange fluctuations. The change in the fiscal year and currency exchange fluctuations increased net sales for the Segment by $22.5 million for the quarter and $9.7 million for the full year. The poor economic conditions that have existed in South America show signs of improving although market demand for architectural and product finishes products in the region continue to be somewhat constrained. Sales in the U.K. continue to be strong compared to a year ago. Operating profit in the quarter was $4.8 million compared to $0.1 million in last year's fourth quarter. The Segment's operating profit for the fourth quarter of 2002 included a charge of $3.2 million resulting from the annual impairment review of goodwill and indefinite-lived intangible assets in accordance with SFAS No. 142. The fiscal year change and impact of currency exchange fluctuations increased operating profit for the fourth quarter of 2003 by $1.0 million. The increase in fourth quarter operating profit is due primarily to the beginning stabilization of the South American economies and improving currency exchange rates relating to dollar-denominated raw materials that favorably impacted profitability. For the full year 2003, the Segment realized an operating profit of $8.4 million compared to an operating loss of $5.6 million in 2002. For the year 2002, the Segment's operating profit included impairment charges totaling $11.9 million in accordance with SFAS Nos. 142 and 144. There was no significant impact on operating profit for the year from the fiscal year change or the impact of currency exchange fluctuations.

         The Automotive Finishes Segment's net sales increased 8.6 percent in the fourth quarter to $113.9 million and 0.6 percent for the year to $456.7 million. Sales results for the fourth quarter were aided by a change in a consolidated Brazilian subsidiary's fiscal year, described above, and favorable currency exchange fluctuations relative to last year. Sales results for the year were negatively impacted by unfavorable currency exchange fluctuations. The change in the fiscal year and impact of the currency exchange fluctuations


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increased net sales for the Segment $5.3 million for the quarter and decreased net sales $1.8 million for the year. This Segment's sales increases in the quarter and year resulted from sales improvement in the international operating units of the Segment that more than offset domestic sales declines. Operating profit in this Segment increased 20.5 percent in the quarter to $14.6 million but decreased 3.8 percent for the year to $52.4 million from $54.5 million last year. There was no significant impact on operating profit in the fourth quarter or the year from the fiscal year change or the impact of currency exchange fluctuations. The fourth quarter operating profit was favorably impacted by increased foreign sales that were partially offset by domestic unfavorable manufacturing and distribution absorption. Operating profit reduction in this Segment for the full year resulted primarily from low sales volume, related unfavorable manufacturing absorption and a reduction in the net pension credit compared to last year.

         The Company purchased 2,977,000 shares of its common stock in the fourth quarter, bringing the total purchased to 7,977,000 shares in 2003. The Company had remaining authorization at December 31, 2003 to purchase 17,023,000 shares.

         Commenting on the results for the fourth quarter and year 2003, Christopher M. Connor, Chairman and Chief Executive Officer said, "We were encouraged by the continued strength of the architectural paint sales in our Paint Stores Segment during the fourth quarter, particularly in the DIY customer sector, and by the sales volume increases that continue to be achieved by our Consumer Segment as the domestic economic recovery appears to be gaining steam. We are also optimistic that the beginning signs of recovery in the industrial maintenance and product finishes markets seen during the last half of the year will continue.

         "We are also encouraged with the strengthening in the international automotive markets in which our Automotive Finishes Segment does business and we are pleased with the sales and operational performance of our International Coatings business units.

         "The cost containment efforts implemented over the past few years in our Consumer, Automotive Finishes and International Coatings Segments contributed significantly to our operating profit improvement for the year in spite of a pre-tax reduction of nearly $21 million in the net pension credit. We foresee a long slow economic recovery in the U.S. industrial sector and we are planning accordingly. We have operated effectively in a sluggish economy and have positioned ourselves to take advantage of market opportunities in many different areas as the economic recovery gains momentum.

         "We expect our annual sales results for 2004 will be up in the mid-single digits again over 2003. With annual sales at that level, we anticipate diluted net income per common share for the year in the range of $2.45 to $2.55 per share compared to $2.26 per share earned in 2003. We anticipate that sales during the first quarter of 2004 will increase in the mid-to-high single digits over last year's level. With sales at the anticipated level, we expect diluted net income per common share for the first quarter of 2004 will be in the range of $.26 to $.30 per share compared to $.21 per share in the first quarter of 2003."

         The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2003, and its outlook for the first quarter and full year 2004, at 11:00 a.m. ET on Thursday, February 5, 2004. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Investor Relations, then choose Press Releases and click on "webcast" following the reference to the February 5th release. For those who cannot listen to the live webcast, an archived replay will be available at http://www.sherwin.com beginning approximately two hours after the call ends. The archived replay will be available until Sunday, February 15, 2004 at 5:00 p.m. ET.

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         The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.
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This press release contains certain "forward-looking statements", as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



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                  THE SHERWIN-WILLIAMS COMPANY AND SUBSIDIARIES
                  Statements of Consolidated Income (Unaudited)

                                                       Three months ended December 31,     Twelve months ended December 31,
                                                       -------------------------------     -------------------------------
Thousands of dollars, except per share data                 2003              2002             2003               2002
                                                       -------------     -------------     -------------     -------------
Net sales                                              $   1,284,539     $   1,156,146     $   5,407,764     $   5,184,788
Cost of goods sold                                           675,406           606,766         2,952,469         2,846,201
Gross profit                                                 609,133           549,380         2,455,295         2,338,587
  Percent to net sales                                          47.4%             47.5%             45.4%             45.1%
Selling, general and administrative expenses                 477,056           440,723         1,881,664         1,784,527
  Percent to net sales                                          37.1%             38.1%             34.8%             34.4%
Interest expense                                               9,197            10,655            38,742            40,475
Interest and net investment income                            (3,002)           (2,159)           (6,668)           (5,050)
Other expense - net                                           14,339            12,099            18,631            21,471
                                                       -------------     -------------     -------------     -------------
Income before income taxes and cumulative
  effect of change in accounting principle                   111,543            88,062           522,926           497,164
Income taxes                                                  40,714            31,004           190,868           186,463
                                                       -------------     -------------     -------------     -------------
Income before cumulative effect
  of change in accounting principle                           70,829            57,058           332,058           310,701
Cumulative effect of change in accounting
  principle - net of income taxes of $64,476                                                                      (183,136)
                                                       -------------     -------------     -------------     -------------
Net income                                             $      70,829     $      57,058     $     332,058     $     127,565
                                                       =============     =============     =============     =============

Income per share:
     Basic:
       Before cumulative effect of
         change in accounting principle                $        0.49     $        0.38     $        2.29     $        2.07
       Cumulative effect of change in accounting
         principle - net of income taxes                                                                             (1.22)
                                                       -------------     -------------     -------------     -------------
       Net income                                      $        0.49     $        0.38     $        2.29     $        0.85
                                                       =============     =============     =============     =============

     Diluted:
       Before cumulative effect of
         change in accounting principle                $        0.48     $        0.38     $        2.26     $        2.04
       Cumulative effect of change in accounting
         principle - net of income taxes                                                                             (1.20)
                                                       -------------     -------------     -------------     -------------
       Net income                                      $        0.48     $        0.38     $        2.26     $        0.84
                                                       =============     =============     =============     =============

Average shares and equivalents outstanding - basic       143,612,240       148,494,079       144,846,933       150,437,900
                                                       =============     =============     =============     =============

Average shares and equivalents outstanding - diluted     146,772,748       149,944,149       147,005,276       152,435,310
                                                       =============     =============     =============     =============


Additional information regarding the Company's financial results can be found on the Internet at "www.sherwin.com", Investor Relations page.

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